Exhibit 99.2

James A. McIntyre
1114 State Street, Suite 211
Santa Barbara, CA 93101

May 9, 2012

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Re:           Signature Group Holdings, Inc.

Dear __________:

Thank you for agreeing to serve as a nominee (a “Nominee”) for election to the Board of Directors of Signature Group Holdings, Inc. (the “Company”) in connection with the proxy solicitation that I am considering undertaking to nominate and elect directors at the Company’s 2012 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “McIntyre Solicitation”).  Your outstanding qualifications, I believe, will prove a valuable asset to the Company and all of its stockholders.  This letter will set forth the terms of our agreement.

I agree to indemnify and hold you harmless against any and all Losses (as defined below) of any nature, as and when actually incurred, as a result of your agreement to serve as a Nominee in connection with the McIntyre Solicitation, and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for any Loss to the extent such Loss is determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this agreement, except that no such judicial determination shall be required if the Loss is from inaccurate or incomplete, in any material respect, information provided by you for inclusion in my proxy statement pursuant to Item 7 of Schedule 14A under the Securities Exchange Act of 1934, as amended; provided further, that this indemnification agreement and all of my obligations hereunder shall not apply to any of your actions or omissions as a director of the Company, except as it may arise from or relate to the McIntyre Solicitation.  This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable actual out-of-pocket costs and expenses incurred in investigating, preparing for, being a witness or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim, litigation or action asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the McIntyre Solicitation and any related transactions (each, a “Loss” and collectively, “Losses”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give me prompt written notice of such claim or Loss (provided that failure to promptly notify me shall not relieve me from any liability which I may have on account of this agreement, except to the extent I shall have been materially prejudiced by such failure).  Upon receipt of such written notice, I will provide you with counsel to represent you.  Such counsel shall be reasonably acceptable to you.  In addition, you will be reimbursed for all Losses incurred as provided herein as and when the same are incurred.  I may not enter into any settlement of any Loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.  If I shall decline in writing or fail to timely assume the defense of any claim in a timely manner or your counsel shall reasonably determine that there is an actual conflict of interest, you may request I employ separate counsel to represent or defend you in connection with such claim, which counsel shall be reasonably acceptable to you, and I shall pay the reasonable fees and disbursements of such separate counsel as and when incurred.  Nothing herein shall preclude you from participating in any litigation, action or proceeding with counsel of your choice at your expense.

You hereby agree to keep confidential and not disclose to any party, without my consent, any confidential, proprietary or non-public information (collectively, “Information”) of mine which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder.  Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by me or any information that is now, or hereafter becomes, through no act or wrongful failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify me so that I may seek a protective order or other appropriate remedy or, in my sole discretion, waive compliance with the terms of this agreement.  In the event that no such protective order or other remedy is obtained or I do not waive compliance with the terms of this agreement, you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain my property and, upon the request of me or my representative, all such Information shall be returned or, at my option, destroyed by you, with such destruction confirmed by you to me in writing.

Any notice to a party to this agreement shall be given in writing to such party at the respective address set forth for such party on the first page of this agreement or to such other address as such party shall have notified the other party hereto in writing.

You may withdraw from serving as a Nominee at any time upon written notice to me, or if elected as a director of the Company, may resign as a director of the Company, and such withdrawal or resignation shall not constitute a breach of this agreement by you or affect your rights to indemnification hereunder.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

James A. McIntyre

ACCEPTED AND AGREED:

Name:

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